Exhibit 99.1

DIGITAL ALLY, INC ANNOUNCES THIRD QUARTER 2022 OPERATING RESULTS

Third Quarter 2022 Revenues Improve 83% Compared to 2021

LENEXA, Kansas (November 14, 2022) – Digital Ally, Inc. (Nasdaq: DGLY) (the “Company”), today announced its operating results for the third quarter of 2022. An investor conference call is scheduled for 11:15 a.m. EST on Wednesday, November 16, 2022 (see details below).

Highlights for the third quarter ended September 30, 2022

●	Total revenues increased in the third quarter 2022 to $8,484,153 from $4,639,822 in the third quarter 2021 an improvement of $3,844,331 (83%). The primary reason for the overall revenue increase is an increase of $2,138,412 (65%), in service revenues from 2021 primarily due to revenues generated by the Company’s recent acquisitions and increased service revenues from the Company’s legacy business. As live events, including sporting events, concerts, and theatre, have been restored from the impacts of the COVID-19 pandemic, our ticketing segment is continuing decent traction in the marketplace. Lastly, the Company’s subscription plan model continues to gain traction in the marketplace, resulting in the Company building and recognizing its recurring revenues.

●	On September 1, 2021, the Company completed the acquisition of Goody Tickets, LLC (“Goody Tickets”) and TicketSmarter, LLC (“TicketSmarter”) (collectively the “TicketSmarter Acquisition”). Goody Tickets and TicketSmarter® are ticket resale marketplaces with seats offered at over 125,000 live events, offering over 48 million tickets for sale through its online platform and mobile application. This acquisition generated additional revenues for the period totaling $4,376,114 in service and product revenues. TicketSmarter revenues are seasonal with the first half of the year generally constrained by the ending of college and professional football events and weather conditions for the start of baseball season. This was especially true this year as Major League Baseball experienced a work stoppage which reduced spring training schedules and delayed the opening of the regular season. The Company expects to see further increases in revenues for the remainder of 2022 and beyond attributable to TicketSmarter. The Company is also seeking additional acquisitions that would complement our TicketSmarter Acquisition, although there can be no assurance that we will be successful in that regard.

●

We entered the revenue cycle management business late in the second quarter of 2021 with the formation of our wholly owned subsidiary, Digital Ally Healthcare, Inc. and its majority-owned subsidiary Nobility Healthcare, LLC (“Nobility Healthcare”). Nobility Healthcare completed its first acquisition on June 30, 2021, when it acquired a private medical billing company, and a second acquisition on August 31, 2021 upon the completion of its acquisition of another private medical billing company. On January 1, 2022, Nobility Healthcare completed the acquisition of 100% of the capital stock of a private dental billing company. Additionally, on February 1, 2022, Nobility Healthcare also completed an asset purchase for a portfolio of a medical billing company. These acquisitions further enhanced the Company’s revenue cycle management operating segment, which provides revenue cycle management solutions to medium to large healthcare organizations throughout the country. These acquisitions, along with the revenue cycle management operating segment’s acquisitions that were previously completed in 2021, generated service revenues of $2,015,112 during the three months ended September 30, 2022. The Company expects to see further increases in revenues for 2022 and beyond attributable to Nobility Healthcare.

Our revenue cycle management operating segment is following a roll-up strategy in the medical billing industry. The venture’s acquisition targets include the approximate 6,000 medical billing companies in the United States, most of which are relatively small and closely-held private companies. Each year a portion of these company owners sell their companies because they want to retire or exit the business for other pursuits. The medical billing market is quite fragmented with the largest companies having less than an estimated 5% of the total market. The Company saw the opportunity to form the venture and provide the capital to make acquisitions and pursue the medical billing company roll-up strategy at a faster pace. We expect our revenue cycle management operating segment to continue its track record of providing efficient medical billing services and practice management services, as well as executing a profitable roll-up strategy.

●	Overall gross profit for the three months ended September 30, 2022 and 2021 was $595,500 and $1,400,570, respectively, an decrease of $805,070 (57%). The overall decrease is attributable to the large overall increase in revenues for the three months ended September 30, 2022 offset by an increase in the overall cost of sales as a percentage of overall revenues to 93% for the three months ended September 30, 2022 from 70% for the three months ended September 30, 2021. Our goal is to improve our margins over the longer term based on the expected margins generated by our new revenue cycle management and ticketing operating segments together with our video solutions operating segment and its expected margins from our EVO-HD, DVM-800, VuLink, FirstVu Pro, FirstVu II, and FirstVu HD. Additionally, we hold that same goal for our ThermoVuTM, ShieldTM disinfectants, as well as our cloud evidence storage and management offering, provided that they gain traction in the marketplace and subject to a normalizing economy in the wake of the COVID-19 pandemic. In addition, if revenues from the video solutions segment increase, we will seek to further improve our margins from this segment through expansion and increased efficiency utilizing fixed manufacturing overhead components. We plan to continue our initiative for more efficient management of our supply chain through outsourcing production, quantity purchases and more effective purchasing practices.

●	Selling, general and administrative expense totaled $7,162,523 and $4,999,543 for the three months ended September 30, 2022 and 2021, respectively, an increase of $2,162,980 (43%). The increase was primarily attributable to the recent TicketSmarter and medical billing company acquisitions that were not applicable for the full three months ended September 30, 2021.

●	During 2021, the Company issued detachable warrants to purchase a total of 42,550,000 shares of Common Stock in association with the two registered direct offerings that were completed, which raised total funds of approximately $66.6 million. The underlying warrant agreement terms provide for net cash settlement outside the control of the Company in the event of tender offers under certain circumstances. As such, the Company was required to treat these warrants as derivative liabilities which are valued at their estimated fair value as of their issuance date and at each reporting date with any subsequent changes reported in the consolidated statements of operations as the change in fair value of warrant derivative liabilities. The change in fair value for the three months ended September 30, 2022 totaled $1,164,849 which was recognized as a gain for the three months ended September 30, 2022 as compared to a gain of $11,585,204 during the three months ended September 30, 2021.

●	On August 23, 2022, the Company entered into a Warrant Exchange Agreement (the “Warrant Exchange Agreements”) with certain investors (the “Investors”), pursuant to which the Company agreed to issue to the Investors an aggregate of 6,075,000 shares of Common Stock in exchange for the cancellation by the Investors of the previously issued warrants to purchase an aggregate of up to 24,300,000 shares of common stock. On the date of the exchange, the Company calculated the fair value of the issuance of common shares pursuant to the Warrant Exchange Agreements, attributing that value to common stock and additional paid in capital. The remaining value of the warrant derivative liability was attributed to an income from change in fair market value of warrant derivative liabilities and gain on extinguishment of warrant derivative liabilities in the consolidated statement of operations. On the date of the Warrant Exchange Agreement, using the Black-Scholes method, the fair value of the warrant derivative liability was $8.1 million, compared to $9.3 million at June 30, 2022, resulting in income from change in fair market value of warrant derivative liabilities of $1.2 million during the three months ended September 30, 2022. Further, the value of the issued shares of Common Stock was $4.5 million, applied to additional paid in capital, resulting in a gain on the extinguishment of warrant derivative liabilities of $3.6 million during the three months ended September 30, 2022.

Management Comments

Stanton E. Ross, Chief Executive Officer of Digital Ally, stated, “We are very pleased to report a 83% increase in total revenues for the third quarter of 2022 as compared to the third quarter of 2021. Additionally, we are able to report a 191% increase in total revenue for the nine months ended September 30, 2022 as compared to the same period in 2021. Importantly, we were able to report dramatic improvements in revenue and gross profit through our recent accretive acquisitions beginning in late June of 2021 and continuing through the beginning of 2022. We continue to see a positive market reaction to, and interest in, our recent product announcements within our legacy product lines, consisting of our FirstVu Pro, FirstVu II, and QuickVu docking stations, which are continuing to gain momentum throughout the marketplace, particularly when paired with our subscription plan offerings. We are proud to report a 65% increase in our contract liabilities (deferred revenue) from December 31, 2021 to September 30, 2022, evidencing the success being found in the marketplace for our new products and subscription models. We continue to build enthusiasm around the steady success within our revenue cycle management operating segment, as Nobility Healthcare, LLC continues to optimize the profitability of its recent acquisitions through the third quarter of 2022. The numerous acquisitions of medical billing companies we have already completed demonstrate that our roll-up strategy is effective and attractive to potential targets. We look forward to seeing the growth potential of this revenue cycle management operating segment come to fruition and continue throughout 2022 and beyond.”

Ross added: “Additionally, we continue to be thrilled with the addition of TicketSmarter to our growing holdings of solid revenues and growth-potential businesses, as the TicketSmarter acquisition proved to be accretive to revenues in the first nine months of 2022. TicketSmarter generated nearly $15.9 million in revenue over that span, representing about 57% of the Company’s overall revenues in the first nine months of 2022. We are enthusiastic to see TicketSmarter’s results through the remainder of the year, as many of the major professional and collegiate sports’ seasons continue, many of which we partner with throughout the season. We are excited to see a full year of results of our operation with these new acquisitions and the exciting opportunities and synergies we can utilize throughout the Company. As we have now put resources to work, our plan is to continue refining and optimizing our current operations by determining synergies and unique opportunities the Company could have throughout the numerous reporting segments. We will inform our investors as we attempt to take advantage of new business opportunities and to expand our existing business lines to benefit the Company and its shareholders for the remainder of 2022 and beyond.”

2022 Operating Results

For the three months ended September 30, 2022, our total revenue increased by 83% to approximately $8.5 million, compared with revenue of approximately $4.6 million for the three months ended September 30, 2021.

Gross profit decreased 57% to $595,500 for the three months ended September 30, 2022 versus $1,400,570 for the three months ended September 30, 2021. The overall decrease is attributable to the 83% overall increase in revenues for the three months ended September 30, 2022, offset by an increase in the overall cost of sales as a percentage of overall revenues to 93% for the three months ended September 30, 2022 from 70% for the three months ended September 30, 2021.

Selling, general and administrative expenses increased approximately 43% to $7,162,523 in the three months ended September 30, 2022 versus $4,999,543 in the same period of 2021. The increase was primarily attributable to the recent acquisitions completed in 2021 and early 2022. Our selling, general and administrative expenses as a percentage of sales decreased to 84% for the third quarter 2022 compared to 108% in the same period in 2021.

We reported an operating loss of ($6,567,023) for the three months ended September 30, 2022, compared to an operating loss of ($3,598,973) in the same period of 2021.

Total other income decreased to $4,647,952 for the three months ended September 30, 2022, compared to $11,647,909 in the same period 2021. The decrease in other income was largely attributable to the $1,164,849 change in fair value of warrant derivative liabilities reported in the third quarter 2022, compared to the $11,585,204 change in the same period of 2021. The change in fair value of warrant derivative liabilities was related to reductions in the value of the detachable common stock purchase warrants issued in conjunction with the two registered direct offerings we completed in 2021.

We reported net loss attributable to common stockholders of ($1,902,475), or ($0.04) per share, in the three months ended September 30, 2022 compared to net income attributable to common stockholders of $8,068,799, or $0.16 per share, in the same period in 2021. No income tax provision or benefit was recorded in the either third quarter 2022 or 2021 as the Company has maintained a full valuation reserve on its deferred tax assets.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EST on Wednesday November 16, 2022, to discuss its operating results for the third quarter of 2022, developments related to its three operating segments, which include the Company’s recent acquisitions, and other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 888-886-7786 and entering conference ID #74851177 a few minutes before 11:15 a.m. EST on Wednesday November 16, 2022.

A replay of the conference call will be available two hours after its completion, from November 16, 2022 until 11:59 p.m. on January 17, 2023 through our company website.

For additional news and information please visit DigitalAllyCompanies.com or follow additional Digital Ally Inc. social media channels here:

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Generally, these statements can be identified by the use of words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include statements relating to trends in or expectations relating to the effects of our existing and any future initiatives, strategies, investments and plans, including our acquisition strategy, as well as trends in our expectations regarding our future financial results and liquidity position. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Factors that may cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: (1) our losses in recent years, including during fiscal 2021 and 2020; (2) economic and other risks for our business from the effects of the COVID-19 pandemic, including the impacts on our law-enforcement and commercial customers, suppliers and employees and on our ability to raise capital as required; (3) our ability to increase revenues, increase our margins and return to consistent profitability in the current economic and competitive environment; (4) our operation in developing markets and uncertainty as to market acceptance of our technology and new products; (5) the availability of funding from federal, state and local governments to facilitate the budgets of law enforcement agencies, including the timing, amount and restrictions on such funding; (6) our ability to maintain or expand our share of the market for our products in the domestic and international markets in which we compete, including increasing our international revenues; (7) our ability to produce our products in a cost-effective manner; (8) competition from larger, more established companies with far greater economic and human resources; (9) our ability to attract and retain quality employees; (10) risks related to dealing with governmental entities as customers; (11) our expenditure of significant resources in anticipation of sales due to our lengthy sales cycle and the potential to receive no revenue in return; (12) characterization of our market by new products and rapid technological change; (13) our dependence on sales of our EVO-HD, DVM-800, DVM-250 and FirstVU products; (14) that stockholders may lose all or part of their investment if we are unable to compete in our markets and return to profitability; (15) defects in our products that could impair our ability to sell our products or could result in litigation and other significant costs; (16) our dependence on a few manufacturers and suppliers for components of our products and our dependence on domestic and foreign manufacturers for certain of our products; (17) our ability to protect technology through patents and to protect our proprietary technology and information, such as trade secrets, through other similar means; (18) our ability to generate more recurring cloud and service revenues; (19) risks related to our license arrangements; (20) the fluctuation of our operation results from quarter to quarter; (21) sufficient voting power by coalitions of a few of our larger stockholders, including directors and officers, to make corporate governance decisions that could have a significant effect on us and the other stockholders; (22) the issuance or sale of substantial amounts of our common stock, or the perception that such sales may occur in the future, which may have a depressive effect on the market price of our securities; (23) potential dilution from the issuance of common stock underlying outstanding options and warrants; (24) our additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock; (25) the volatility of our stock price due to a number of factors, including, but not limited to, a relatively limited public float; (26) our ability to integrate and realize the anticipated benefits from acquisitions; (27) our ability to maintain the listing of our common stock on the Nasdaq Capital Market. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The Company does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its Annual Report on Form 10-K for the year ended December 31, 2021, and other filings with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or

Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2022 AND DECEMBER 31, 2021

	September 30, 2022 (Unaudited)	December 31, 2021

Assets
Current assets:
Cash and cash equivalents	$6,295,391	$32,007,792
Accounts receivable – trade, net	2,744,354	2,727,052
Other receivables (including $138,384 due from related parties – September 30, 2022 and $158,384 – December 31, 2021, refer to Note 20)	5,448,545	2,021,813
Inventories, net	10,963,916	9,659,536
Prepaid expenses	9,227,985	9,728,782

Total current assets	34,680,191	56,144,975

Property, plant, and equipment, net	8,407,139	6,841,026
Goodwill and other intangible assets, net	18,230,538	16,902,513
Operating lease right of use assets, net	846,521	993,384
Other assets	6,233,075	2,107,299

Total assets	$68,397,464	$82,989,197

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,902,259	$4,569,106
Accrued expenses	1,097,065	1,175,998
Current portion of operating lease obligations	304,294	373,371
Contract liabilities – current portion	2,049,704	1,665,519
Debt obligations – current portion	569,934	389,934
Warrant derivative liabilities	—	14,846,932
Income taxes payable	11,796	1,827

Total current liabilities	13,935,052	23,022,687

Long-term liabilities:
Debt obligations – long term	671,887	727,278
Operating lease obligation – long term	610,422	688,207
Contract liabilities – long term	5,134,995	2,687,786

Total liabilities	20,352,355	27,125,958

Commitments and contingencies

Stockholders’ Equity:
Common stock, $0.001 par value per share; 100,000,000 shares authorized; shares issued: 53,903,405 shares issued – September 30, 2022 and 50,904,391 shares issued – December 31, 2021	53,903	50,904
Additional paid in capital	129,943,238	124,426,379
Noncontrolling interest in consolidated subsidiary	309,397	56,453
Accumulated deficit	(82,261,430)	(68,670,497)

Total stockholders’ equity	48,045,108	55,863,239

Total liabilities and stockholders’ equity	$68,397,464	$82,989,197

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT

ON FORM 10-Q FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2022 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2022 AND 2021

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Revenue:
Product	$3,062,373	$1,356,454	$7,682,614	$4,988,364
Service and other	5,421,780	3,283,368	20,447,778	4,680,959

Total revenue	8,484,153	4,639,822	28,130,392	9,669,323

Cost of revenue:
Product	3,262,457	1,197,217	8,154,984	3,776,185
Service and other	4,626,196	2,042,035	15,721,210	2,419,884

Total cost of revenue	7,888,653	3,239,252	23,876,194	6,196,069

Gross profit	595,500	1,400,570	4,254,198	3,473,254

Selling, general and administrative expenses:
Research and development expense	616,174	492,221	1,654,395	1,402,185
Selling, advertising and promotional expense	1,832,916	1,511,682	7,375,364	2,978,620
General and administrative expense	4,713,433	2,995,640	15,256,049	8,174,002

Total selling, general and administrative expenses	7,162,523	4,999,543	24,285,808	12,554,807

Operating loss	(6,567,023)	(3,598,973)	(20,031,610)	(9,081,553)

Other income (expense):
Interest income	13,333	90,036	116,928	222,497
Interest expense	(14,226)	(5,675)	(39,737)	(8,466)
Other income (loss)	(1,892)	—	41,167	—
Gain on extinguishment of debt	—	—	—	10,000
Change in fair value of contingent consideration promissory notes	(138,877)	—	347,169	—
Change in fair value of short-term investments	—	(21,656)	(84,818)	(28,210)
Change in fair value of warrant derivative liabilities	1,164,849	11,585,204	6,726,638	33,274,039
Gain on extinguishment of warrant derivative liabilities	3,624,794	—	3,624,794	—

Total other income	4,647,952	11,647,909	10,732,112	33,469,860

Income (loss) before income tax benefit	(1,919,071)	8,048,936	(9,299,498)	24,388,307
Income tax benefit	—	—	—	—

Net income (loss)	(1,919,071)	8,048,936	(9,299,498)	24,388,307

Net loss (income) attributable to noncontrolling interests of consolidated subsidiary	16,596	19,863	(268,636)	19,863

Net income (loss) attributable to common stockholders	$(1,902,475)	$8,068,799	$(9,568,134)	$24,408,170

Net loss per share information:
Basic	$(0.04)	$0.16	$(0.19)	$0.49
Diluted	$(0.04)	$0.16	$(0.19)	$0.49

Weighted average shares outstanding:
Basic	50,365,218	51,809,435	49,973,619	49,404,794
Diluted	50,365,218	51,809,435	49,973,619	49,404,794

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT

ON FORM 10-Q FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2022 FILED WITH THE SEC)